Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to Common Stock, no par value per share, of Mirati Therapeutics, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: November 4, 2013

BOXER CAPITAL, LLC

By: /s/ Aaron Davis
Name: Aaron Davis
Title: Authorized Signatory

BOXER ASSET MANAGEMENT INC.

By: /s/ Jefferson R. Voss
Name: Jefferson R. Voss
Title: Director

MVA INVESTORS, LLC

By: /s/ Christopher Fuglesang
Name: Christopher Fuglesang
Title: Authorized Signatory

JOSEPH LEWIS

By: /s/ Joseph Lewis
Joseph Lewis, Individually